Exhibit 2.10

PRICING SUPPLEMENT

15 June 2005

Portugal Telecom International Finance B.V.

(a private company with limited liability incorporated under the laws of The Netherlands and having its statutory seat in Amsterdam, The Netherlands)

Issue of €500,000,000 4.5 per cent. Notes due 16 June 2025

under the €5,000,000,000

Global Medium Term Note Programme

This document constitutes the Pricing Supplement relating to the issue of Notes described herein.  Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the Offering Circular dated 12 July 2004. This Pricing Supplement must be read in conjunction with such Offering Circular.

1.	(i)	Series Number:	19

	(ii)	Tranche Number:	1

2.	Specified Currency or Currencies:		Euros (€)

3.	Aggregate Nominal Amount:

	—	Tranche:	€500,000,000
	—	Series:	€500,000,000

4.	Issue Price of Tranche:		99.740 per cent.

5.	Specified Denominations:

The Specified Denomination of the Notes shall be €50,000 provided that, for so long as the Notes are represented by a Global Note and the relevant clearing system(s) so permit, the Notes shall be tradeable in minimum nominal amounts of €50,000 and integral multiples of €1,000 thereafter.

			If Definitive Bearer Notes are required to be issued in the limited circumstances specified in the Permanent Global Note they will only be printed and issued in denominations of €50,000.

Accordingly, if Definitive Bearer Notes are required to be issued, a Noteholder holding Notes having an original nominal amount which cannot be fully represented by Definitive Bearer Notes in the denomination of €50,000 will not be able to receive a Definitive Bearer Note in respect of the original nominal amount of the Notes by which the original nominal amount of such holding of Notes exceeds the next lowest integral multiple of €50,000, the (“Excess Amount”) and will not be able to receive interest or principal in respect of the Excess Amount. Furthermore, at any meetings of Noteholders while Notes are represented by a Bearer Global Note any vote cast shall only be valid if it is in respect of €50,000 in nominal amount and no vote may be cast in respect of any smaller nominal amount.

6.	Issue Date and Interest Commencement Date:	16 June 2005

7.	Maturity Date:	16 June 2025

8.	Interest Basis:	4.5 per cent. Fixed Rate (further particulars specified below)

9.	Redemption/Payment Basis:	Redemption at par

10.	Change of Interest Basis or Redemption/ Payment Basis:	Not Applicable

11.	Put/Call Options:	Not Applicable

12.	Listing:

Application has been made for the Notes to be listed on the Official List of the Financial Services Authority as competent authority under the Financial Services and Markets Act 2000 and to be admitted to trading on the London Stock Exchange plc’s market for listed securities

13.	Method of distribution:	Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

14.	Fixed Rate Note Provisions	Applicable

	(i) Rate of Interest:	4.5 per cent. per annum payable in arrear

	(ii) Interest Payment Date(s):	16 June in each year from and including 16 June 2006 to and including the Maturity Date

	(iii) Fixed Coupon Amount(s):	€2,250 per €50,000 in nominal amount

	(iv) Broken Amount(s):	Not Applicable

	(v) Day Count Fraction:	Actual/Actual (ISMA)

	(vi) Determination Date(s):	16 June in each year

	(vii) Other terms relating to the method of calculating interest for Fixed Rate Notes:	Not Applicable

15.	Floating Rate Note Provisions	Not Applicable

16.	Zero Coupon Note Provisions	Not Applicable

17.	Index Linked Interest Note Provisions	Not Applicable

18.	Dual Currency Note Provisions	Not Applicable

PROVISIONS RELATING TO REDEMPTION

19.	Issuer Call	Not Applicable

20.	Investor Put	Not Applicable

21.	Final Redemption Amount	Par

22.

Early Redemption Amount(s) payable on redemption for taxation reasons or on event of default and/or the method of calculating the sa me (if required or if different from that set out in Condition 7(e)):

Par

GENERAL PROVISIONS APPLICABLE TO THE NOTES

23.	Form of Notes:	Temporary Bearer Global Note exchangeable for a Permanent Bearer Global Note which is exchangeable for Definitive Notes only upon an Exchange Event.

24.	Additional Financial Centre(s) or other special provisions relating to Payment Dates:	Not Applicable

25.	Talons for future Coupons or Receipts to be attached to Definitive Bearer Notes (and dates on which such Talons mature):	No

26.

Details relating to Partly Paid Notes: amount of each payment comprising the Issue Price and date on which each payment is to be made and consequences (if any) of failure to pay, including any right of the Issuer to forfeit the Notes and interest due on late payment:

Not Applicable

27.	Details relating to Instalment Notes:

	(i) Instalment Amount(s):	Not Applicable

	(ii) Instalment Date(s):	Not Applicable

28.	Other terms or special conditions:	Not Applicable

29.	Redenomination:	Redenomination not applicable

DISTRIBUTION

30.	(i) If syndicated, names of Managers:	Not Applicable

	(ii) Stabilising Manager (if any):	Not Applicable

31.	If non-syndicated, name of relevant Dealer:	Citigroup Global Markets Limited

32.	Netherlands/worldwide selling restrictions:

The Notes (including rights representing an interest in a Note in global form) may only be offered anywhere in the world, as part of their initial distribution or as part of any re-offering, and this Pricing Supplement may only be distributed and circulated, and any offer of the Notes shall only be announced in writing (whether electronically or otherwise) anywhere in the world, to individuals or legal entities who or which trade or invest in securities in the conduct of a business or profession (“Professional Investors”, which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, collective investment institutions, central governments, large international and supranational organisations, other institutional investors and other parties, including treasury departments of commercial enterprises, which as an ancillary activity regularly trade or invest in securities), provided that the Manager has undertaken with the Issuer that it will be made clear/mentioned upon making any such offers and from any and all documents or advertisements in which the forthcoming offering of the Notes is publicly announced anywhere in the world, that the offer is exclusively made to such Professional Investors.

33.	Additional selling restrictions:	Not Applicable

OPERATIONAL INFORMATION

34.	Any clearing system(s) other than Euroclear, Clearstream, Luxembourg or The Depository Trust Company:	Not Applicable

35.	Delivery:	Delivery against payment

36.	Additional Paying Agent(s) (if any):	Not Applicable

ISIN:	XS0221854200
Common Code:	022185420

LISTING APPLICATION

This Pricing Supplement comprises the details required to list the issue of Notes described herein to be admitted to the Official List and to trading by the London Stock Exchange plc pursuant to the listing of the €5,000,000,000 Global Medium Term Note Programme of Portugal Telecom International Finance B.V.

RESPONSIBILITY

The Issuer hereby accepts responsibility for the information contained in this Pricing Supplement.

Signed on behalf of the Issuer:

By:
Duly authorised